Exhibit 99.1

Gran Tierra Energy Inc. Announces Private Offering of
Senior Notes due 2025

CALGARY, Alberta – February 1, 2018 – Gran Tierra Energy Inc. (“Gran Tierra”) (NYSE MKT: GTE, TSX: GTE), today announced that its indirect, wholly-owned subsidiary, Gran Tierra Energy International Holdings Ltd. (“GTEIH”), intends, subject to market and other conditions, to offer Senior Notes due 2025 (the “Notes”) in a private placement to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act and pursuant to certain prospectus exemptions in Canada.

The Notes will be fully and unconditionally guaranteed by Gran Tierra and certain subsidiaries of Gran Tierra that guarantee its revolving credit facility. The interest rate, redemption prices and other terms of the Notes are to be determined upon pricing of the offering.  GTEIH intends to use the net proceeds from the offering (i) to repay the outstanding amounts borrowed under the revolving credit facility and (ii) for general corporate purposes, which may include development capital.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering is being made exclusively to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act, to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act and pursuant to certain prospectus exemptions in Canada.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to Gran Tierra’s expectations regarding the completion, timing and size of the proposed offering and use of proceeds. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “will,” “intends” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Gran Tierra’s results to differ materially from those indicated by these forward-looking statements, including risks and uncertainties related to market conditions, the receipt of all necessary regulatory and exchange approvals and the satisfaction of customary closing conditions related to the proposed offering. There can be no assurance that GTEIH will be able to complete the proposed offering on the anticipated terms, or at all. Additional risks and uncertainties relating to Gran Tierra and its business can be found under the heading “Risk Factors” in Gran Tierra’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2016 and its other filings with the Securities and Exchange Commission. Unless required by applicable law, Gran Tierra undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

For investor and media inquiries please contact:

Gary Guidry

Chief Executive Officer

Ryan Ellson

Chief Financial Officer

Rodger Trimble

Vice President, Investor Relations

403-265-3221

info@grantierra.com

2